Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces Net Income of $2.9 Million for Third Quarter 2012, an Increase of 27% from Third Quarter 2011.  EPS of $0.15 per Diluted Share Increased 15.4% from Third Quarter 2011.

HOUSTON, TEXAS – (October 19, 2012), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the third quarter of 2012.

Financial Highlights

•	Net income of $2.9 million for the third quarter of 2012 improved 27.0% compared with $2.3 million for the third quarter of 2011.
•	Earnings per diluted share of $0.15 for the third quarter of 2012 increased 15.4% compared with $0.13 for the third quarter of 2011.
•
Total nonperforming assets (“NPA”) at September 30, 2012 declined $15.7 million or 24.5% to $48.2 million compared with $63.9 million at December 31, 2011, and declined $379,000 or 0.8% compared with $48.6 million at June 30, 2012.

•	The ratio of nonperforming assets to total assets declined to 3.16% at September 30, 2012 compared with 4.27% at December 31, 2011, and increased slightly from 3.13% at June 30, 2012.
•	Net interest margin was 3.84% for the third quarter of 2012 compared with 3.83% for the third quarter of 2011, and 3.82% for the second quarter of 2012.
•	Total risk-based capital ratio increased to 17.68% at September 30, 2012 compared with 17.30% at December 31, 2011.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “The Company’s third quarter 2012 performance was in line and consistent with management’s 2012 annual objectives. Our goal for 2012 was to establish a solid platform for the years ahead, and management is pleased with the Company’s third quarter performance.  Net income of $2.9 million, linked-quarter loan growth of $2.6 million, nonperforming assets at $48.2 million and net interest margin at 3.84% for the third quarter of 2012 were all modestly ahead or stable on a linked-quarter basis as compared to the second quarter of 2012.

“The loan pipeline going forward is solid; however competition is fierce in both the Texas and California markets.  Management will strive to complete the year 2012 toward our target of mid-high, single-digit loan growth compared with year end 2011, and a ratio of nonperforming assets to total assets below 3%.”

Interest income and expense
Net interest income for the three months ended September 30, 2012 was $13.6 million, an increase of $123,000 or 0.9% compared with $13.5 million for the same period in 2011. The increase for the three months ended September 30, 2012 was due primarily to lower cost and volume of deposits, partially offset by a decline in the yield on average total loans. Net interest income for the nine months ended September 30, 2012 was $40.9 million, an increase of $464,000 or 1.1% compared with $40.5 million for the same period in 2011. The increase for the nine months ended September 30, 2012 was due primarily to lower cost and volume of deposits, partially offset by a decline in the yield and volume on average total loans.  On a linked-quarter basis, net interest income remained consistent at $13.6 million for the three months ended September 30, 2012 and June 30, 2012.

The net interest margin for the three months ended September 30, 2012 was 3.84%, an increase of one basis point compared with 3.83% for the same period in 2011. The yield on average earning assets decreased 23 basis points, and the cost of average earning assets decreased 24 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended September 30, 2012 increased two basis points compared with 3.82% for the three months ended June 30, 2012. The yield on average earning assets decreased two basis points, and the cost of average earning assets decreased four basis points compared with June 30, 2012.

The net interest margin for the nine months ended September 30, 2012 was 3.87%, an increase of six basis points compared with 3.81% for the same period in 2011. The yield on average earning assets decreased 21 basis points, and the cost of average earning assets decreased 27 basis points for the same periods.

Interest income for the three months ended September 30, 2012 was $16.0 million, down $739,000 or 4.4% compared with $16.8 million for the same period in 2011, primarily due to lower yields  on loans and securities.  Average earning assets increased $9.9 million or 0.7% to $1.41 billion for the third quarter of 2012, compared with $1.40 billion for the same period in 2011, due to growth in securities and loans, partially offset by a decrease in federal funds sold and other short-term investments.  Average total loans for the third quarter of 2012 were $1.07 billion or 0.4% higher than $1.06 billion for the third quarter of 2011. The yield on average earning assets for the third quarter of 2012 was 4.51% compared with 4.74% for the third quarter of 2011.

Interest income for the nine months ended September 30, 2012 was $48.6 million, down $2.4 million or 4.6% compared with $51.0 million for the same period in 2011, primarily due to lower volume and yield on loans, and a lower yield on securities, partially offset by an increase in the yield of federal funds sold and other short-term investments.  Average earning assets decreased $5.0 million or 0.4% to $1.41 billion for nine months ended September 30, 2012, compared with $1.42 billion for the same period in 2011.  Average total loans decreased $28.1 million or 2.6% to $1.06 billion for the nine months ended September 30, 2012 compared with $1.09 billion for the nine months ended September 30, 2011. The yield on average earning assets for the nine months ended September 30, 2012 was 4.59% compared with 4.80% for the nine months ended September 30, 2011.

Interest expense for the three months ended September 30, 2012 was $2.4 million, down $862,000 or 26.6% compared with $3.2 million for the same period in 2011, primarily due to lower deposit cost and lower volume on time deposits. Average interest-bearing deposits were $977.8 million for the third quarter of 2012, a decrease of $30.4 million or 3.0% compared with $1.00 billion for the same period of 2011. The cost of interest-bearing deposits for the third quarter of 2012 was 0.73% compared with 1.05% for the third quarter of 2011.  Average other borrowings (excluding junior subordinated debentures) were $26.0 million for the third quarter of 2012, a decrease of $10.4 million or 28.5% compared with $36.4 million for the third quarter of 2011.  The cost of other borrowings for the third quarter of 2012 was 3.78% compared with 2.82% for the third quarter of 2011, primarily due to a reduction of lower cost short-term borrowings.

Interest expense for the nine months ended September 30, 2012 was $7.7 million, down $2.8 million or 26.8% compared with $10.5 million for the same period in 2011, primarily due to lower deposit cost and lower volume of time deposits and other borrowings. Average interest-bearing deposits were $994.0 million for the nine months ended September 30, 2012, a decrease of $32.1 million or 3.1% compared with $1.03 billion for the same period of 2011. The cost of interest-bearing deposits for the nine months ended September 30, 2012 was 0.80% compared with 1.13% for the nine months ended September 30, 2011.  Average other borrowings (excluding junior subordinated debentures) were $26.0 million for the nine months ended September 30, 2012, a decrease of $19.0 million or 42.2% compared with $45.0 million for the nine months ended September 30, 2011.  The cost of other borrowings for the nine months ended September 30, 2012 was 3.81% compared with 2.39% for the nine months ended September 30, 2011, primarily due to a reduction of lower cost short-term borrowings.

Noninterest income and expense
Noninterest income for the three months ended September 30, 2012 was $1.9 million, an increase of $56,000 or 3.1% compared with $1.8 million for the same period in 2011. The increase for the three months ended September 30, 2012 was primarily due to increases in other noninterest income, letters of credit commissions and other loan-related fees, partially offset by a decrease in gains on securities transactions.  Other noninterest income increased primarily due to a reduction in losses related to the fair value adjustments on an interest rate derivative, partially offset by a decline in earnings on foreign exchange transactions and ORE rental income.  Noninterest income for the nine months ended September 30, 2012 was $5.4 million, an increase of $389,000 or 7.7% compared with $5.0 million for the same period in 2011. The increase for the nine months ended September 30, 2012 was primarily due to increases in service fees and a decline in impairment on securities.

Noninterest expense for the three months ended September 30, 2012 was $11.5 million, an increase of $94,000 or 0.8% compared with $11.4 million for the same period in 2011. Noninterest expense for the nine months ended September 30, 2012 was $33.8 million, an increase of $553,000 or 1.7% compared with $33.2 million for the same period in 2011. The increase for the three and nine months ended September 30, 2012 was mainly due to increases in other noninterest expense and salaries and employee benefits, partially offset by decreases in expenses related to ORE, the FDIC assessment and occupancy expenses.  Other noninterest expense increased primarily due to an increase in other operational losses.

Salaries and employee benefits expense for the three months ended September 30, 2012 was $6.0 million, an increase of $802,000 or 15.4% compared with $5.2 million for the same period in 2011. The increase was primarily due to increases in salary expense (as a result of increased lending and credit staff in both Texas and California), bonus accruals and stock based compensation costs.  Salaries and employee benefits expense for the nine months ended September 30, 2012 was $17.9 million, an increase of $2.2 million or 14.2% compared with $15.7 million for the same period in 2011. The increase was primarily due to increases in salary expense (as a result of increased lending and credit staff in both Texas and California), bonus accruals and employee healthcare costs.

Provision for loan losses
The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$27,311	$28,066	$29,969	$30,393
Provision for loan losses for quarter	(300)	200	1,275	875
Net charge-offs for quarter	(1,469)	(955)	(2,923)	(1,299)
Balance at end of quarter	$25,542	$27,311	$28,321	$29,969

Total loans	$1,096,855	$1,094,233	$1,044,616	$1,059,165

Allowance for loan losses to total loans	2.33%	2.50%	2.71%	2.83%
Net charge-offs to total loans	0.13%	0.09%	0.28%	0.12%

For the three months ended September 30, 2012, the provision for loan losses had a reversal of ($300,000), which represented a decrease of $1.2 million or 134.3% compared with provision for loan losses of $875,000 for the same period in 2011.  The provision for loan losses for the nine months ended September 30, 2012 was $300,000, a decrease of $2.2 million or 87.8% compared with $2.5 million for the same period in 2011.  On a linked-quarter basis, the provision for loan losses in the third quarter of 2012 decreased by $500,000 compared with the provision for loan losses of $200,000 for the second quarter of 2012. Following the assessment of the allowance for loan losses as of September 30, 2012, management determined that a reduction in the allowance was necessary as a result of improvement in asset quality year-to-date and a reduction of classified loans.

Net charge-offs for the three months ended September 30, 2012 were $1.5 million or 0.13% of total loans compared with net charge-offs of $1.3 million or 0.12% of total loans for the three months ended September 30, 2011. The net charge-offs for the third quarter of 2012 primarily consisted of $1.5 million of net charge-offs from Texas and $74,000 of net recoveries from California.  Net charge-offs for the nine months ended September 30, 2012 were $3.1 million or 0.28% of total loans compared with net charge-offs of $6.2 million or 0.59% of total loans for the nine months ended September 30, 2011. The net charge-offs for the nine months ended September 30, 2012 primarily consisted of $3.2 million of net charge-offs from Texas and $76,000 of net recoveries from California.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$31,454	$24,664	$31,099	$29,664
Accruing loans 90 days or more past due	-	62	-	28
Troubled debt restructurings - accruing	4,126	4,126	-	-
Troubled debt restructurings - nonaccruing	4,707	5,315	13,763	18,660
Other real estate (“ORE”)	7,915	14,414	19,018	23,844
Total nonperforming assets	48,202	48,581	63,880	72,196

Total nonperforming assets to total assets	3.16%	3.13%	4.27%	4.82%

Total nonperforming assets at September 30, 2012 were $48.2 million ($38.1 million from Texas and $10.1 million from California) compared with $63.9 million at December 31, 2011 ($46.2 million from Texas and $17.7 million from California), a decrease of $15.7 million or 24.5%. The ratio of total nonperforming assets to total assets decreased to 3.16% at September 30, 2012 from 4.27% at December 31, 2011.

On a linked-quarter basis, total nonperforming assets decreased by $379,000, which consisted of a $905,000 decrease in California, partially offset by an increase of $526,000 in Texas.  The decline in California consisted primarily of decreases of $842,000 in ORE and $54,000 in nonaccrual loans. The increase in nonperforming assets in Texas was primarily the result of an increase of $6.8 million in nonaccrual loans, partially offset by decreases of $5.7 million in ORE and $599,000 in Troubled Debt Restructurings (“TDRs”).  Nonaccrual loans in Texas increased primarily due to the reclassification of $7.6 million of two classified loans to nonaccrual status, partially offset by $360,000 in paydowns and payoffs and $250,000 in a note sale. Nonaccrual TDRs decreased primarily due to $386,000 in charge-offs and $171,000 in principal payments and payoffs. The decrease in nonperforming assets in California primarily consisted of $54,000 in paydowns on nonaccrual loans and an $842,000 reduction in ORE as a result of sales and writedowns.

On a linked-quarter basis, ORE at September 30, 2012 decreased $6.5 million compared with June 30, 2012, which included a decrease of $5.7 million in Texas and $842,000 in California.  The decrease in Texas was primarily the result of $5.4 million in the sale of six properties and writedowns of $247,000 on five properties.  The decrease in California was primarily the result of $351,000 in writedowns on two properties and $491,000 in the sale of two ORE properties.

Approximately $35.0 million or 96.9% of nonaccrual loans and nonaccruing TDRs at September 30, 2012 are collateralized by real estate.  Management is closely monitoring the loan portfolio and actively working on problem loan resolutions; however uncertain economic conditions could further impact the loan portfolio.

Management conference call.  On Monday, October 22, 2012, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2012 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2012, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) increases in the level of nonperforming assets; (8) changes in the availability of funds which could increase costs or decrease liquidity; (9) the effects of competition from other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (10) changes in accounting principles, policies or guidelines; (11) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (12) the incurrence and possible impairment of goodwill associated with an acquisition; (13) the Company’s ability to raise additional capital; (14) the inability to fully realize the Company’s net deferred tax asset; and (15) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2011 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, Executive Vice President& CFO, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	September 30, 2012	December 31, 2011
Consolidated Balance Sheets
Assets
Cash and due from banks	$21,998	$28,798
Federal funds sold and other short-term investments	152,913	164,811
Total cash and cash equivalents	174,911	193,609
Securities available-for-sale, at fair value	178,282	172,389
Securities held-to-maturity, at cost (fair value $4,773 at September 30, 2012 and $4,536 at December 31, 2011)	4,046	4,046
Other investments	5,774	6,484
Loans, net of allowance for loan losses of $25,542 and $28,321 at September 30, 2012 and December 31, 2011, respectively	1,071,313	1,016,295
Accrued interest receivable	3,938	4,327
Premises and equipment, net	4,195	4,697
Goodwill	14,327	14,327
Deferred tax asset	13,902	14,995
Customers' liability on acceptances	6,051	5,152
Foreclosed assets, net	7,915	19,018
Cash value of bank owned life insurance	32,456	31,427
Prepaid FDIC assessment	3,902	5,204
Other assets	5,076	2,561
Total assets	$1,526,088	$1,494,531

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$289,979	$259,397
Interest-bearing	975,078	992,178
Total deposits	1,265,057	1,251,575
Junior subordinated debentures	36,083	36,083
Other borrowings	26,000	26,315
Accrued interest payable	258	310
Acceptances outstanding	6,051	5,152
Other liabilities	18,085	9,913
Total liabilities	1,351,534	1,329,348
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; no shares and 45,000 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	-	45,003
Common stock, $1.00 par value, 50,000,000 shares authorized; 18,766,765 and 13,340,815 shares issued; 18,749,912 and 13,340,815 shares outstanding at Sept. 30, 2012 and December 31, 2011, respectively	18,767	13,341
Additional paid-in-capital	74,976	33,816
Retained earnings	80,033	73,188
Accumulated other comprehensive income (loss)	923	(165)
Treasury stock, at cost	(145)	-
Total shareholders' equity	174,554	165,183
Total liabilities and shareholders' equity	$1,526,088	$1,494,531
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$31,454	$31,099
Accruing loans 90 days or more past due	-	-
Troubled debt restructurings - accrual	4,126	-
Troubled debt restructurings - nonaccrual	4,707	13,763
Other real estate ("ORE")	7,915	19,018
Total nonperforming assets	48,202	63,880

Total nonperforming assets to total assets	3.16%	4.27%
Total nonperforming assets to total loans and ORE	4.36%	6.01%
Allowance for loan losses to total loans	2.33%	2.71%
Allowance for loan losses to total nonperforming loans	63.40%	63.13%
Net year-to-date charge-offs to total loans	0.28%	0.88%
Net year-to-date charge-offs	$3,079	$9,161
Total loans to total deposits	86.70%	83.46%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended Sept 30,		For the Nine Months Ended Sept 30,
	2012	2011	2012	2011
Average Balance Sheet Data
Total assets	$1,510,577	$1,504,893	$1,512,667	$1,517,897
Securities	172,739	163,074	180,117	172,631
Total loans	1,066,352	1,062,275	1,058,782	1,086,860
Allowance for loan losses	27,214	30,718	27,948	32,514
Net loans	1,039,138	1,031,557	1,030,834	1,054,346
Total interest-earning assets	1,412,727	1,402,822	1,414,710	1,419,697
Total deposits	1,255,481	1,249,564	1,256,389	1,257,937
Other borrowings and junior subordinated debt	62,083	72,468	62,085	81,091
Total shareholders' equity	173,370	165,395	176,143	162,740

Income Statement Data
Interest income:
Loans	$14,593	$15,364	$44,346	$46,696
Securities:
Taxable	1,020	1,025	3,051	3,413
Tax-exempt	145	99	407	296
Federal funds sold and other short-term investments	271	280	804	551
Total interest income	16,029	16,768	48,608	50,956
Interest expense:
Time deposits	1,288	1,857	4,194	6,057
Demand and savings deposits	508	800	1,729	2,647
Other borrowings	585	586	1,748	1,779
Total interest expense	2,381	3,243	7,671	10,483
Net interest income	13,648	13,525	40,937	40,473
Provision for loan losses	(300)	875	300	2,450
Net interest income after provision for loan losses	13,948	12,650	40,637	38,023
Noninterest income:
Service fees	1,099	1,124	3,347	3,214
Other loan-related fees	139	89	326	268
Letters of credit commissions and fees	197	143	584	492
Gain on securities, net	24	203	108	129
Total other-than-temporary impairment ("OTTI") on securities	(14)	(32)	(101)	(215)
Less: Noncredit portion of "OTTI"	(7)	(2)	(17)	(20)
Net impairments on securities	(7)	(30)	(84)	(195)
Other noninterest income	420	287	1,154	1,138
Total noninterest income	1,872	1,816	5,435	5,046
Noninterest expense:
Salaries and employee benefits	6,016	5,214	17,934	15,702
Occupancy and equipment	1,792	1,896	5,224	5,545
Foreclosed assets, net	552	1,222	1,915	2,741
FDIC assessment	480	632	1,362	2,016
Other noninterest expense	2,689	2,471	7,339	7,217
Total noninterest expense	11,529	11,435	33,774	33,221
Income before provision for income taxes	4,291	3,031	12,298	9,848
Provision for income taxes	1,410	762	4,023	3,090
Net income	$2,881	$2,269	$8,275	$6,758

Dividends and discount - preferred stock	(20)	(601)	(1,429)	(1,811)
Adjustment from repurchase of preferred stock	(149)	-	557	-
Net income (loss) applicable to common stock	$2,712	$1,668	$7,403	$4,947

Per Share Data
Earnings per share - basic	$0.15	$0.13	$0.47	$0.38
Earnings per share - diluted	0.15	0.13	0.47	0.37
Weighted average shares outstanding:
Basic	18,307	13,145	15,666	13,141
Diluted	18,648	13,234	15,876	13,216
Dividends per common share	$-	$-	$-	$-

Performance Ratio Data
Return on average assets	0.76%	0.60%	0.73%	0.60%
Return on average shareholders' equity	6.61%	5.44%	6.28%	5.55%
Net interest margin	3.84%	3.83%	3.87%	3.81%
Efficiency ratio	71.66%	74.39%	70.95%	72.88%
Equity to assets (average)	11.48%	10.99%	11.64%	10.72%